UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 3, 2004

Material Sciences Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	01-8803	95-2673173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 East Pratt Boulevard

Elk Grove Village, Illinois 60007

(Address of Principal Executive Offices, including Zip Code)

(847) 439-8270

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On December 3, 2004, Material Sciences Corporation, Engineered Materials and Solutions Group, Inc, a wholly-owned subsidiary of Material Sciences Corporation, entered into a commercial lease for approximately 56,000 square feet of new space located in the Detroit, MI metropolitan area. Once construction is completed, the new space will be used as the testing and research center for products in MSC’s Engineered Materials and Solutions segment. The term of the lease commences when the construction on the new center is complete (approximately December 2005) and expires on the last day of the calendar month which is 150 months after the commencement date occurs. MSC has the option to renew the lease for five additional periods of five years. The average annual base rent is approximately $472,236. MSC currently intends to sublease to a third party approximately 10,000 square feet of the new center.

The above description does not purport to describe all of the terms of the Commercial Lease. You should read the complete text of the Commercial Lease, which is being filed as Exhibit 10(a) to this report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Document
10(a)	Commercial Lease by and between Material Sciences Corporation, Engineered Materials and Solutions Group, Inc. and Canton Commerce Park, LLC, dated as of December 3, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATERIAL SCIENCES CORPORATION

/s/ Jeffrey J. Siemers
By: Jeffrey J. Siemers
Its: Chief Financial Officer

Date: December 7, 2004